UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2004

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-9028	95-3997619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 718-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Company entered into change in control agreements with certain of its officers on November 5, 2004. Such an agreement has been entered into with each of David M. Boitano, Donald D. Bradley, Mark L. Desmond, Steven J. Insoft, Abdo H. Khoury, John J. Sheehan, Jr. and David E. Snyder. The foregoing description of the agreements is qualified in its entirety by reference to the provisions of the form of agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the agreements, if the Company terminates the covered officer’s employment within six months prior to or three years following a Change in Control of the Company for any reason other than death, Disability or Cause or the officer terminates his employment with the Company during that period of time for Good Reason (a “Change in Control Termination”), the Company will be required to make certain payments to the officer. The terms “Disability,” “Cause,” and “Good Reason” are defined in the attached form of agreement. The term “Change in Control” is also defined in the attached form of agreement and generally includes the following events: (i) any change in control of the Company of a nature that would be required to be reported in the Company’s filings with the SEC, (ii) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, and (iii) individuals who are members of the Company’s board of directors immediately prior to a meeting of the shareholders of the Company involving the election of directors shall not constitute a majority of the board of directors following such election.

If an officer’s benefits are triggered under a change in control agreement, the Company will be required to pay an officer certain benefits described below depending upon the officer’s length of employment with the Company. An officer who has been employed by the Company for three or more years will be entitled to the following benefits upon or following the officer’s Change in Control Termination: (i) the officer’s current base salary through the termination date; (ii) continuation of medical and certain other welfare benefits for three years after the termination date; (iii) a “bonus amount” equal to approximately three times the average annual bonus over the prior three fiscal years; (vi) a “cash severance amount” equal to three times the officer’s highest annual base salary during the prior three fiscal years; and (v) an additional award under the three year long term incentive portion of the Company’s compensation plan. In addition, upon an officer’s Change in Control Termination, the Company is required to (i) vest all of the officer’s previously unvested shares of restricted stock and stock options; (ii) provide the officer with any performance-based dividend equivalents, if any, for the three years following the officer’s termination date; and (iii) pay any compensation previously deferred. An officer who has been employed with the Company for less than three years will receive commensurately reduced benefits based on the officer’s length of employment with the Company.

If any payment or benefit received or to be received by an officer covered by a change in control agreement (regardless of whether the payment or benefit is provided under the change in control agreement or otherwise) is subject to the federal excise tax on “excess parachute payments” determined under Sections 280G and 4999 of the Internal Revenue Code, the Company will “gross up” the officer’s benefit such that the total amount of benefits retained by the officer, after paying the excise tax due and all taxes attributable to the gross-up payment itself, will equal the amount of benefits the officer would have received had the benefits not been subject to such excise tax.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Change in Control Agreement with certain officers of the Company including David M. Boitano, Donald D. Bradley, Mark L. Desmond, Steven J. Insoft, Abdo H. Khoury, John J. Sheehan, Jr., and David E. Snyder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: November 10, 2004

	By:	/S/ MARK L. DESMOND
Mark L. Desmond Senior Vice President and Chief Financial Officer